APPLIED MATERIALS, INC.
2016 DEFERRED COMPENSATION PLAN
(Amended and restated as of January 1, 2021)

APPLIED MATERIALS, INC.
2016 DEFERRED COMPENSATION PLAN
(Amended and restated as of January 1, 2021)
Applied Materials, Inc., a Delaware corporation (the “Company”) on behalf of itself and its Participating Affiliates, having previously adopted the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan, originally effective January 1, 2005, as amended, which was previously amended, restated and renamed as the Applied Materials, Inc. 2016 Deferred Compensation Plan (the “Plan”), originally effective October 12, 2015, now hereby amends and restates the Plan, effective January 1, 2021 (“Restatement Date”), for the purposes of attracting highly qualified managers and other employees and promoting increased efficiency and an interest in the successful operation of the Company. All account balances under the Plan as of the Restatement Date shall be retained in separate accounts (“Rollover Accounts”), which shall be payable at the same time or times specified under the prior terms of the Plan as required to comply with Internal Revenue Code Section 409A. The Plan is intended to, and shall be interpreted to, comply in all respects with Internal Revenue Code Section 409A and those provisions of the Employee Retirement Income Security Act of 1974, as amended, applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”
ARTICLE 1.
Definitions
a.“401(k) Plan” shall mean a Section 401(k) plan qualified under Section 401(a) of the Code, which is sponsored by the Employer (or in which the Employer participates) in the relevant Plan Year.
b.“Account(s)” shall mean the Company Contribution Accounts, Scheduled Distribution Accounts, Termination Accounts, Future Date Accounts, and/or Rollover Accounts established for a particular Participant pursuant to Article 4 of the Plan. Notwithstanding the foregoing, no Scheduled Distribution Accounts shall be established after December 31, 2020.
c.“Administrative Committee” shall mean the person or persons appointed to administer the Plan pursuant to Article 7 of the Plan.
d.“Affiliate” means each corporation, trade or business that is, together with the Company, a member of a controlled group of corporations or under common control (as determined under Section 414(b) or (c) of the Code), but only for the period during which such other entity is so affiliated with the Company. Notwithstanding the foregoing, in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code, the phrase “at least 50 percent” will be used instead of “at least 80 percent” at each place it appears in such sections.

e.“Base Salary” shall mean the Participant’s base annual salary excluding incentive and discretionary bonuses, severance, commissions and other non-regular forms of compensation, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans of the Employer, other than any cafeteria plan maintained pursuant to Section 125 of the Code (“Cafeteria Plan”).
f.“Beneficiary” shall mean the person(s) or entity designated as such in accordance with Article 6 of the Plan.
g.“Bonus” shall mean any amount paid to the Participant by the Employer in the form of discretionary or incentive compensation (excluding Long-Term Incentive Compensation), or any other bonus paid to the Participant by the Employer, which is designated by the Administrative Committee as a Bonus eligible for deferral under the Plan, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans of the Employer, other than any Cafeteria Plan.
h.“Change in Control” shall mean, with respect to the Company, any of the following events:
(a)A change in the ownership of the Company that occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company. For purposes of this subsection (a), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered an additional Change in Control. Further, if the stockholders of the Company immediately before the change in ownership continue to retain, immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (a). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities that own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or
(b)A change in the effective control of the Company that occurs on the date that a majority of members of the Board of Directors of the Company is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this subsection (b), once any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered an additional Change in Control; or
(c)A change in the ownership of a “substantial portion of the Company’s assets”, as defined herein. For this purpose, a “substantial portion of the Company’s assets” shall mean assets of the Company having a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such change in ownership. For purposes of this subsection (c), a change in ownership of a substantial portion of the Company’s assets occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that constitute a “substantial portion of the Company’s assets.” Further, for purposes of this subsection (c), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (c). For purposes of this subsection (c), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
    For purposes of determining the occurrence of a Change in Control, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
    Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if its primary purpose is to: (1) change the state of the Company’s incorporation, or (2) create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.
    Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a “change in control event” within the meaning of Code Section 409A.
i.“Code” shall mean the Internal Revenue Code of 1986, as subsequently amended, as interpreted by regulations, rulings, and applicable authorities.

j.“Commissions” shall mean commissions payable to the Participant for the applicable Plan Year (as determined by the Administrative Committee in compliance with Code Section 409A) before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans of the Employer, other than any Cafeteria Plan.
k.“Company” shall mean Applied Materials, Inc., a Delaware corporation.
l.“Company Contribution” shall mean the contribution by the Employer to the Participant’s Company Contribution Account pursuant to Section 3.2 of the Plan.
m.“Company Contribution Account” shall mean an Account established for Company Contributions pursuant to Article 4 of the Plan.
n.“Compensation” shall mean all amounts eligible for deferral for a particular Plan Year (or other applicable performance period) under Section 3.1.1 of the Plan.
o.“Disability” shall be interpreted consistent with the requirements of Code Section 409A and shall mean that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s Employer. The Administrative Committee will determine whether or not a Participant has incurred a Disability based on such evidence as it deems necessary or appropriate. Notwithstanding the foregoing, a Participant will be deemed to qualify for Disability hereunder if he or she has been determined to be totally disabled by the Social Security Administration.
p.“Distributable Amount” shall mean the vested balance in the applicable Account.
q.“Eligible Employee” shall mean a management level or highly compensated employee of the Company or a Participating Affiliate selected by the Administrative Committee to be eligible to participate in the Plan.
r.“Employer” shall mean the Company or Participating Affiliate for which the relevant Participant performs services and from which such Participant is entitled to the payment of Compensation .
s. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, as interpreted by regulations, rulings and applicable authorities.\
t.“Fiscal Year Bonus Compensation” shall have the meaning given to such term in Section 3.1.3.

1.21    “Future Date Account” shall mean an Account established for Future Date Contributions pursuant to Article 4 of the Plan.
1.22    “Future Date Distribution” shall mean the distribution elected by the Participant pursuant to Section 5.4 of the Plan.
a.“Hardship Distribution” shall mean a distribution by reason of an Unforeseeable Emergency pursuant to Section 5.8 of the Plan.
b.“HRCC” shall mean the Human Resources and Compensation Committee of the Board of Directors of the Company.
c.“Investment Subaccount” shall have the meaning given to such term in Section 4.1 of the Plan.
d.“Long-Term Incentive Compensation” shall mean any amount payable to the Participant by the Employer in the form of long-term discretionary or incentive compensation designated by the Administrative Committee as eligible for deferral under the Plan, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans of the Employer, other than any Cafeteria Plan.
e. “Participant” shall mean an Eligible Employee who has elected to participate and has made a Participant Election pursuant to Article 2 of the Plan, or has received a Company Contribution.
f.“Participant Election” shall mean an election regarding deferrals and/or distributions submitted by the Participant to the Administrative Committee on a timely basis pursuant to Article 3 of the Plan, which may include contributions, benefits, terms and conditions unique to such Participant. The Participant Election may take the form of an electronic communication according to specifications established by the Administrative Committee.
g.“Participating Affiliate” shall mean an Affiliate of the Company that has been designated and approved by the HRCC (or its authorized delegate) as a Participating Affiliate and has adopted the Plan. By adopting the Plan, an Participating Affiliate shall be deemed to agree to all of its terms, including (but not limited to) the provisions granting exclusive authority to the HRCC (or its authorized delegate) to amend the Plan and the provisions granting exclusive authority to the Administrative Committee to administer and interpret the Plan. A Participating Affiliate may independently terminate participation in the Plan under the same terms and conditions provided for termination by the Company at the direction of the HRCC (or its authorized delegate) under Section 9.1 of the Plan. The liabilities incurred under the Plan to the Participants employed by each Employer shall be solely the liabilities of that Employer, and no other Employer will be liable for any benefits accrued by a Participant during any period when he or she was not employed by such Employer.

h.“Payment Date” shall mean the date by which a lump sum payment under the Plan shall be made or the date by which installment payments under the Plan shall commence and shall, in all events, include only a qualifying distribution date, event or schedule under Code Section 409A. The Payment Date for payments commencing upon Separation from Service shall be within the ninety (90) day period following Separation from Service. Subsequent installments shall be made in the first ninety (90) days of each succeeding Plan Year commencing after the Plan Year in which the first installment payment is made. Notwithstanding the foregoing, for payments commencing upon Separation from Service from amounts deferred after December 31, 2020, subsequent installments shall be made on the anniversary date of the first payment thereof. In the case of death, the Administrative Committee shall be provided with documentation reasonably necessary to establish the fact of the Participant’s death. The Payment Date of a Scheduled Distribution shall be the earlier of the first ninety (90) days of the Plan Year specified by the Participant for such distribution or the Participant’s Separation from Service other than by reason of death or Disability. Notwithstanding the foregoing, the Payment Date shall not be before the earliest date on which benefits may be distributed under Code Section 409A without the imposition of additional Code Section 409A taxes, as determined by the Administrative Committee and the Administrative Committee shall have discretion regarding the timing of payments to the extent permitted under Code Section 409A. In the event that the Participant is a “key employee” (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of the Company, to the extent required by Code Section 409A, the Payment Date for payments commencing on account of Separation from Service shall be no earlier than the earlier of (i) the first day of the seventh (7th) calendar month commencing after the Participant’s Separation from Service, or (ii) the Participant’s death. Any payments delayed by reason of the preceding sentence shall be caught up and paid in a single lump sum on the first day such payments are permissible consistent with the application of Code Section 409A.
i.“Plan” shall mean this Applied Materials, Inc. 2016 Deferred Compensation Plan which amends, restates and renames the Applied Materials, Inc. 2005 Executive Deferred Compensation Plan.
j.“Plan Year” shall mean the calendar year.
k.“Performance-Based Compensation” means Compensation where the amount of, or entitlement to, the Compensation is contingent upon the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least twelve (12) consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing within ninety (90) days after the commencement of the period of service to which the criteria relate, provided that the attainment of performance objectives is substantially uncertain at the time the criteria are established. The determination of whether Compensation qualifies as “Performance-Based Compensation” will be made in the complete and sole discretion of the Administrative Committee in accordance with Treasury Regulation Section 1.409A-1(e) and applicable authorities.

l.“Restatement Date” shall have the meaning given to such term in the introductory paragraph.
m.“Restricted Stock Units” shall mean restricted stock unit awards of a right to receive common stock of the Company at a specified date in the future made by an Employer to an Eligible Employee under an equity compensation plan sponsored by the Company, or such other similar amounts, as are specified as eligible for deferral under the Plan from time to time by the Administrative Committee, in its discretion and in compliance with all applicable laws.
n.“Rollover Account” shall have the meaning given to such term in the introductory paragraph of the Plan.
o.“Scheduled Distribution” shall mean the distribution elected by the Participant pursuant to Section 5.3 of the Plan.
p.“Scheduled Distribution Account” shall mean an Account established prior to January 1, 2021 for amounts payable in the form of a Scheduled Distribution pursuant to Article 4 of the Plan.
q.“Separation from Service” shall be interpreted consistently with the meaning of such term under Code Section 409A and shall mean, with respect to a given Participant, the date when, for any reason, including by reason of retirement, death or Disability, (but excluding approved leaves of absence of six (6) months or less, or a longer period if the right to return to employment after such period is protected by law or contract), the level of services provided by such Participant to the Employer (or any Affiliate under common ownership aggregated with the Company for purposes of Code Section 409A) in any capacity has permanently decreased to a level equal to no more than twenty percent (20%) of the average level of services performed by such Participant for the Employer during the immediately preceding thirty-six (36) month period (or the Participant’s full period of services to the Employer, if a lesser period).
r.“Stock Unit Account” shall mean the Account established for Restricted Stock Unit deferrals as provided under Article 4 of the Plan.
s.“Termination Account” shall mean an Account established for distribution of Participant deferrals elected to commence upon the Payment Date following Separation from Service pursuant to Article 4 of the Plan.
t. “Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident involving the Participant or the Participant’s spouse, Beneficiary or dependent (as defined in Code Section 152, but without regard to subsections (b)(1), (b)(2) and (d)(1)(B) thereof), the loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant (but shall in all events correspond to the meaning of the term “unforeseeable emergency” in Code Section 409A and applicable authorities).

ARTICLE 2.
Participation
a.Commencement of Participation. An Eligible Employee shall commence participation in the Plan as of the date specified in the enrollment materials provided by the Administrative Committee which designate him or her as an Eligible Employee if, and only if, the Eligible Employee has completed all applicable Participant Elections and other documentation the Administrative Committee may reasonably request, during the enrollment period established by the Administrative Committee for such purpose.
b.Duration of Participation. A Participant shall continue to be eligible to make deferrals and/or to receive Company Contributions under Article 3 until the earlier of the Participant’s Separation from Service or such time as the Administrative Committee shall determine that the Participant is no longer an Eligible Employee. Notwithstanding the foregoing, the Participant’s deferral elections shall continue in place with respect to any Compensation for services performed during the Plan Year (or other applicable performance period) in which Separation from Service or termination of eligibility shall occur and a terminated Participant’s Accounts shall continue to be credited with notional earnings or losses as provided in Article 4 until such time as the total balance of all of the Participant’s Accounts shall have been fully distributed.
ARTICLE 3.
Deferrals, Contributions, and Elections
a.Elections to Defer Compensation.
i.Form of Elections. A Participant may only elect to defer Compensation attributable to services provided after the time an election is made. Participant Elections shall be subject to such specifications and limitations as may be prescribed by the Administrative Committee in the enrollment materials for a particular Plan Year (or applicable performance period) and shall take the form of a whole percentage not to exceed:
•60% of Base Salary,
•100% of specified Bonuses (separate deferral elections shall be made available for each type of Bonus and applicable limitations specified by the Administrative Committee for the applicable Plan Year (or other performance period) and Performance-Based Compensation with applicable limitations must be separately specified by the Administrative Committee, in its sole discretion, as eligible for deferral),
•100% of Long-Term Incentive Compensation, or
•100% of Commissions,
as permitted in the complete and sole discretion of the Administrative Committee.

A Participant may also elect to defer annual Compensation in an amount equal to specified refunded compensation from the 401(k) Plan and/or, Restricted Stock Units awarded to the Participant for services performed in the applicable Plan Year (or performance period), as determined in the complete and sole discretion of the Administrative Committee.
The Administrative Committee shall establish appropriate procedures for such deferral elections in compliance with Code Section 409A and, notwithstanding any contrary Plan provision, may further limit the classes of deferred Compensation and/or the minimum or maximum amount deferred by any Participant or group of Participants, or waive the foregoing limits for any Participant or group of Participants, for any reason, to the extent permitted under Code Section 409A. In particular, but not by way of limitation, the Administrative Committee may apply further limitations to the eligibility, amount and form of Compensation that may be deferred by certain Participants to avoid the application of Code Section 457A to the Plan. Any such limitations that will be applicable with respect to a Plan Year (or other applicable performance period) shall be established by the Administrative Committee before any deferral elections with respect to Compensation for services performed during such Plan Year (or other applicable performance period) otherwise become irrevocable under the terms of the Plan.
Deferrals shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings (other than for Cafeteria Plan contributions), but shall be reduced by the Administrative Committee as necessary to not exceed 100% of the cash Compensation of the Participant remaining after deduction of applicable employment taxes and income taxes thereon and other deductions required by law. Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.
ii.Initial Deferral Election. An Eligible Employee shall make an initial election to defer Compensation during the enrollment period established by the Administrative Committee prior to the effective date of the Participant’s commencement of participation in the Plan and such election shall apply only to Compensation for services performed after such date. The enrollment period shall generally occur prior to the beginning of the applicable Plan Year, but the Administrative Committee may establish a special enrollment period ending no later than thirty (30) days after an Eligible Employee first becomes eligible to participate in the Plan to allow deferrals by such Eligible Employee of eligible amounts earned during the balance of such Plan Year (as long as such Eligible Employee is not already a participant in another plan or arrangement which is aggregated with this Plan for purposes of Code Section 409A). Eligibility for mid-year enrollment of rehired or newly Eligible Employees who have previously participated in the Plan shall be permitted only in compliance with all requirements of Code Section 409A, and as determined in the complete and sole discretion of the Administrative Committee.
iii.Deferral Elections for Subsequent Plan Years. A Participant may increase, decrease, terminate or recommence a deferral election with respect to Compensation for any subsequent Plan Year in which the Participant is eligible to participate in the Plan by making a Participant Election during the enrollment period established by the Administrative Committee prior to the beginning of the Plan Year in which the applicable services are performed, which election shall be effective on the first day of the following Plan Year. Notwithstanding the foregoing, the Administrative Committee may allow separate deferral elections with respect to any Bonuses which are determined on the basis of the Employer’s fiscal year or years and payable after the end of the applicable fiscal year or years (“Fiscal Year Bonus Compensation”). The enrollment period established for deferral of Fiscal Year Bonus Compensation shall be made prior to the beginning of the fiscal year in which the applicable services are performed, in compliance with all requirements of Code Section 409A. The Administrative Committee may allow separate deferral elections with respect to Sales Incentive (“SIP”) Bonuses, which deferral may be limited by the Administrative Committee to apply to SIP Bonuses payable for the 2nd, 3th, and 4th fiscal quarters following the effective date of the Participant’s election, plus the 1st fiscal quarter in the immediately succeeding fiscal year (“SIP Bonus Compensation”).
iv.Performance-Based Compensation. Notwithstanding the foregoing, the Administrative Committee may allow deferral elections or changes in deferral elections to be made no later than six (6) months before the end of the applicable performance period solely with respect to the deferral of any Compensation which qualifies as Performance-Based Compensation, if such deferral or change is in compliance with Code Section 409A and applicable authorities. In order for an Eligible Employee to be eligible to defer Performance-Based Compensation in accordance with the deadline established in this Section, the Eligible Employee must have performed services continuously from the later of the beginning of the performance period for such Compensation or the date on which the performance criteria for such Compensation was established through the date on which such election is made; provided, however, that no such election may be made after such Compensation has become readily ascertainable, consistent with the requirements of Code Section 409A.
v.Irrevocability of Deferral Election. After the beginning of the Plan Year (or the effective date of a mid-year commencement of participation, Fiscal Year Bonus Compensation deferral election or Performance-Based Compensation deferral election), or such earlier time as may be specified by the Administrative Committee in its discretion, deferral elections with respect to Compensation for services performed during such Plan Year (or other applicable performance period) shall be irrevocable except that the Administrative Committee may cancel a Participant’s deferral election(s) to the extent permitted under Code Section 409A: (i) in the event of an Unforeseeable Emergency, (ii) by reason of the Participant’s Qualifying Disability (as defined below), or (iii) as necessary for the Participant to receive a hardship distribution under the 401(k) Plan that is made prior to January 1, 2019. For purposes of this Section, “Qualifying Disability” shall be interpreted consistent with the requirements of Code Section 409A and shall mean any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The Administrative Committee will determine whether or not a Participant has incurred a Qualifying Disability based on such evidence as it deems necessary or advisable. A Participant whose deferral election(s) have been cancelled pursuant to this Section may later resume making deferrals under the Plan only in accordance with the foregoing provisions of Section 3.1 and the requirements of Code Section 409A.
b.Company Contributions.
i.Discretionary Company Contributions. Except as provided in Section 3.2.2 below, the Employer shall have the discretion to make Company Contributions to the Plan at any time on behalf of any Participant. Such Company Contributions shall be made in the complete and sole discretion of the Employer and no Participant shall have the right to receive any Company Contribution, regardless of whether Company Contributions are made on behalf of other Participants.
ii.Company Matching Contributions. The Employer may make a matching Company Contribution on behalf of each Participant for each Plan Year (or other applicable performance period) in which the Participant makes a deferral under this Plan based on such matching formula as may be specified by the Administrative Committee, in its discretion, in the election materials prior to commencement of the applicable Plan Year (or applicable performance period).
c.Distribution Elections.
i.Initial Election. At the time of making a deferral election under the Plan, the Participant shall designate the time and form of distribution of deferrals made pursuant to such election (together with notional earnings or losses credited thereon) from among the alternatives specified in Article 5, if eligible. Notwithstanding the foregoing, all amounts credited to a Rollover Account shall be distributed at the same time and in the same form as the Participant elected under the prior terms of the Plan as in effect prior to the Restatement Date, subject to modifications permissible under Section 3.3.2 and Code Section 409A.
ii.Modification of Election. A distribution election with respect to previously deferred amounts may be changed under the terms and conditions specified in Code Section 409A and the Plan. Except as expressly provided in Article 5 (or otherwise permitted under Code Section 409A and applicable authorities), no acceleration of a distribution is permitted. A subsequent election that delays payment or changes the form of payment shall be permitted if, and only if, all of the following requirements are met:
•the new election does not take effect until at least twelve (12) months after the date on which the new election is made;
•in the case of a new election related to a payment not described in Treasury Regulation Sections 1.409A-3(a)(2), 1.409A-3(a)(3) or 1.409A-3(a)(6), the election delays such payment for at least five (5) years from the date that payment would otherwise have been made (or, in the case of installment payments, the first installment payment would otherwise have been made), absent the new election; and

•in the case of a new election related to a payment described in Treasury Regulation Section 1.409A-3(a)(4), the election is made not less than twelve (12) months before the date on which payment would otherwise have been made (or, in the case of installment payments, the first installment payment would otherwise have been made) absent the new election.
For purposes of applying the above change limitations, substantially level installment payments shall be treated as a single payment. Election changes made pursuant to this Section shall be made at the discretion of, and in accordance with rules established by, the Administrative Committee, and shall comply with all requirements of Code Section 409A and applicable authorities.
Notwithstanding the foregoing, with respect to modifications of the date or form of payment of Future Date Accounts established in the 2020 Plan Year, such modifications are permitted only in the case of changes up to a maximum age plus number of installments in the aggregate not to exceed the number 95 (i.e., not to exceed age 75 plus 20-year installments, or age 85 plus 10-year installments, etc.). With respect to modifications of the date or form of payment of Future Date Accounts established after the 2020 Plan Year, the maximum number of installments shall not exceed the number 20, regardless of a Participant’s age.
ARTICLE 4.
Accounts, Crediting and Vesting
a.Accounts. Solely for recordkeeping purposes, effective January 1, 2021, a maximum of two Accounts, consisting of Termination Accounts and/or Future Date Accounts, or such greater number of each as may be permitted from time to time by the Administrative Committee, attributable to a Plan Year shall be maintained for each Participant and credited with the Participant’s deferrals as directed in the applicable Participant Election for such deferral. A Participant who elects to have two (2) Accounts in any given Plan Year must allocate his Base Salary and Eligible Bonus into separate Accounts. One or more separate Company Contribution Accounts shall be maintained for the Participant and shall be credited with any Company Contributions at the time specified by the Administrative Committee. One or more separate Stock Unit Accounts may be maintained for the Participant and shall be credited with any deferred Restricted Stock Units and shall be credited at the time specified by the Administrative Committee. One or more Rollover Accounts shall be established for Participants having vested or unvested Account balances as of the Restatement Date. Each Account may be further divided into separate subaccounts for notional investment purposes (“Investment Subaccounts”) to accommodate the direction of investments as provided in Section 4.2.
b.Investment Direction and Crediting Rate. Amounts, other than Restricted Stock Units, credited to a Participant’s Accounts shall be credited with notional earnings or losses in a manner determined in the discretion of the Administrative Committee. Until such time as the Administrative Committee determines otherwise:
i.Rollover Accounts. Rollover Accounts shall be credited with notional earnings at a fixed crediting rate established by the Administrative Committee.

Notwithstanding the foregoing, the Administrative Committee may establish a procedure at a future date to allow Rollover Accounts to be credited with notional earnings or losses based on the Participant’s investment direction according to the specifications of the following paragraph.
ii.New Accounts. Accounts established after the Restatement Date, other than Stock Unit Accounts, shall be credited with notional earnings or losses based on the Participant’s choice among the investment alternatives or “funds” made available from time to time by the Administrative Committee. The Administrative Committee may establish a procedure by which a Participant may choose among investment funds specified by the Administrative Committee and may change investment elections daily on each business day, subject to administrative feasibility. At the discretion of the Administrative Committee, the Participant’s applicable Account balance shall reflect the notional earnings or losses on the investment funds selected by the Participant. If an investment fund selected by a Participant sustains a loss, the Participant’s applicable Account shall be reduced to reflect such loss. If the Participant fails to elect an investment alternative for a particular Account or Investment Subaccount, the notional crediting rate with respect to that Account or Investment Subaccount shall be based on the default investment alternative selected for this purpose by the Administrative Committee. The Participant’s choice among investment funds shall be solely for purposes of the calculation of a notional crediting rate on the Participant’s applicable Accounts. Notwithstanding any contrary provision of the Plan, the Company (and other Employers) shall have no obligation to set aside or invest funds as directed by the Participant and, whether or not the Company (or Employer) elects to invest funds as directed by the Participant, the Participant shall have no right to payment under the Plan other than as an unsecured general creditor of the Company (or Employer).
iii.Crediting During Payout Period. During payout, the Participant’s Accounts, other than Stock Unit Accounts, shall continue to be credited at the notional crediting rate specified by the Administrative Committee or as selected by the Participant from among the investment alternatives or rates made available by the Administrative Committee. Installment payments shall be recalculated annually by dividing the applicable Account balance by the number of payments remaining without regard to anticipated notional earnings or losses, or in any other reasonable manner as may be determined from time to time by the Administrative Committee.
c.Crediting of Stock Unit Accounts. Stock Unit Accounts may be established under the Plan in the complete and sole discretion of the Administrative Committee and shall be subject to such additional terms and conditions as may be specified by the Administrative Committee from time to time. Amounts credited to a Stock Unit Account shall be distributed in the form of common stock of the Company or, in cash equal to the fair market value of the common stock of the Company as of the date of distribution, in the complete and sole discretion of the Administrative Committee, subject to the terms and limitations of the applicable Restricted Stock Unit plan and/or award agreement. Notwithstanding any other provisions of the Plan, no common stock shall be issued to a Participant in connection with a distribution under the Plan unless, and until, such Participant has executed such documentation as may be required by the Administrative Committee and agreed to comply with all applicable securities laws. The Administrative Committee shall administer any Stock Unit Account consistent with the terms of the applicable Restricted Stock Unit plan and agreement. The Administrative Committee shall have the discretion to make adjustments in the number of shares, or convert or allow a Participant to elect to convert shares, if any, payable with respect to Restricted Stock Units credited to a Stock Unit Account to an alternative form of security or cash as appropriate to accomplish the intent of the Plan to treat notional Restricted Stock Unit credits similarly to actual shares of Company common stock, all as may be directed by the Administrative Committee, in its complete and sole discretion, subject to the terms and limitations of the applicable Restricted Stock Unit plan and/or award agreement. Prior to any distribution of common stock, Participants shall have no rights as shareholders with respect to amounts or units credited to a Stock Unit Account except that Participants shall be entitled to receive additional credits to such Account in the amount of any cash or stock dividends payable on shares of Company common stock equal in number to the vested Restricted Stock Units credited to such Stock Unit Account. Any dividends payable on vested Restricted Stock Units credited to a Stock Unit Account shall be denominated in Restricted Stock Units and result in a credit of additional notional Restricted Stock Units to the applicable Stock Unit Account. Pursuant to Code Section 409A, such dividend equivalents shall be considered current earnings on the Stock Unit Account and shall be credited to the appropriate Account as of the date dividends are paid to shareholders of the Company and distributed at the same time and in the same form elected for the applicable Stock Unit Account.
d.Crediting of Accounts. A Participant’s Accounts shall be credited as follows:
i.Participant Deferrals. On or before the third (3rd) business day after amounts would otherwise have been paid to the Participant, the Administrative Committee shall credit the Participant’s applicable Account with an amount equal to Compensation deferred by the Participant and shall allocate such amount to Investment Subaccounts in accordance with the Participant’s election under Section 4.2.2 or, in the case of a deferral of Restricted Stock Units, to the applicable Stock Unit Accounts.
ii.Company Contributions. On the date specified by the Administrative Committee for the crediting of a Company Contribution to the Plan on behalf of a Participant, the Administrative Committee shall credit the Participant’s Company Contribution Account with an amount equal to the Company Contribution and shall allocate such amount to Investment Subaccounts in accordance with the Participant’s election under Section 4.2.2.
iii.Distributions. Distributions shall be deducted by the Administrative Committee from the applicable Account as of the end of the day on which such distributions are made.
iv.Notional Earnings or Losses. Each business day, a Participant’s Accounts (other than Stock Unit Accounts) shall be credited with notional earnings or losses in an amount equal to that determined by multiplying the balance credited to such Accounts or applicable Investment Subaccounts as of the prior day, less any distributions valued as of the end of the prior day, by the notional crediting rate for the corresponding fund as determined by the Administrative Committee.
e.Vesting of Accounts. The Participant shall be vested at all times in amounts credited to the Participant’s Accounts, other than the Participant’s Company Contribution Accounts. Amounts credited to the Participant’s Company Contribution Accounts shall vest in accordance with the schedule determined and provided to the Participant at the time of contribution by the Administrative Committee. Unless otherwise specified by the Administrative Committee, amounts credited to the Participant’s Company Contribution Account for a particular Plan Year shall vest at the end of the second Plan Year commencing after the Plan Year in which the services are performed in connection with such Company Contribution, provided that the Participant has not incurred a Separation from Service as of the scheduled vesting date. Notwithstanding the foregoing, in the event of a Change in Control or termination of the Plan pursuant to Section 9.1, all Company Contribution Accounts shall be fully vested as of such date.
f.Statement of Accounts. The Administrative Committee shall make available to each Participant electronic statements at least annually setting forth the Participant’s Account balances as of the end of each Plan Year.
ARTICLE 5.
Distributions and Benefits
a.Distribution of Rollover Accounts. Rollover Accounts shall be distributed under the terms and conditions of the Plan as in effect prior to the Restatement Date, subject to modifications permissible under Section 3.3.2 and Code Section 409A.
b.Termination Distributions. Except as otherwise provided herein, in the event of a Participant’s Separation from Service other than by reason of death or Disability, the Distributable Amount credited to the Participant’s Termination Accounts, Company Contribution Accounts and Stock Unit Accounts shall be paid to the Participant in a single lump sum on the Payment Date following the Participant’s Separation from Service unless, with respect to any individual Account where the Distributable Amount is at least fifty thousand dollars ($50,000) in value as of the commencement of distributions from such Account, the Participant has made an alternative benefit election on a timely basis pursuant to Section 3.3 to receive the benefits in substantially equal annual installments over up to twenty (20) years commencing on the Payment Date following the Participant’s Separation from Service. Notwithstanding the foregoing, the Distributable Amount credited to a Termination Account established after the 2020 Plan Year shall be paid to the Participant in a single lump sum on the Payment Date following the Participant’s Separation from Service unless the aggregate balance of all of the Participant’s Accounts established after the 2020 Plan Year is at least fifty thousand dollars ($50,000) in value as of the commencement of distributions from the Participant’s Termination Account, regardless of whether the Participant elected to receive such benefits in substantially equal annual installments. For Accounts established after 2020, the amount of any distributions of Accounts established after 2020 that are made in Plan Years prior to a Participant’s Separation from Service will not be included when determining whether the aggregate balances in the Participant’s Accounts exceeded $50,000 as of the commencement of distributions.

c.Scheduled Distributions. Each Participant shall be entitled to elect in accordance with Section 3.3 to allocate Participant deferrals (and, in the discretion of the Administrative Committee, Company Contributions) among up to three (3) Scheduled Distribution Accounts, or such greater number as may be permitted from time to time by the Administrative Committee. Distributions from a Scheduled Distribution Account shall commence on the earlier of the Payment Date in the Plan Year specified by the Participant for such Account (the “Specified Distribution Date”), or the Participant’s Separation from Service other than by reason of death or Disability. Notwithstanding the foregoing, no deferrals shall be allocated to a Scheduled Distribution Account having a Specified Distribution Date which is earlier than the first day of the second Plan Year commencing after the Plan Year in which the deferrals would be credited to the Account. Payment from a Scheduled Distribution Account shall be paid in the form of a single lump sum unless the Participant has made a timely election under Section 3.3 that, if the Distributable Amount from a Scheduled Distribution Account is at least fifty thousand dollars ($50,000) as of commencement of distribution, such amount shall be paid in substantially equal annual installments over a period of up to five (5) years. In the event that amounts are mistakenly credited to a Scheduled Distribution Account having no Specified Distribution Date or a noncompliant commencement date, payments from such Account shall commence on Separation from Service and shall be distributed in the form of a single lump sum. A Participant may only delay and/or change the form of a Scheduled Distribution, provided such change complies with Section 3.3.2. Notwithstanding the foregoing, effective January 1, 2021, no further deferrals shall be allocated to a Scheduled Distribution Account.
5.4.    Future Date Distributions. Each Participant shall be entitled to elect in accordance with Section 3.3 to allocate Participant deferrals (and, in the discretion of the Administrative Committee, Company Contributions) among up to two (2) Future Date Accounts attributable to a Plan Year, or such greater number as may be permitted from time to time by the Administrative Committee. A Participant may not allocate Participant deferrals or Company Contributions (if any) into an Account that is attributable to a different Plan Year than that in which the Participant makes an election pursuant to Section 3.3. Distributions from a Future Date Account shall commence on the Payment Date in the Plan Year specified by the Participant for such Account (the “Future Date Distribution Date”). Notwithstanding the foregoing, no deferrals shall be allocated to a Future Date Account having a Future Date Distribution Date which is earlier than the first day of the second Plan Year commencing after the Plan Year in which the deferrals would be credited to the Account. Payment from a Future Date Account shall be paid in the form of a single lump sum unless the Participant has made a timely election under Section 3.3 that, if the Distributable Amount from a Future Date Account is at least fifty thousand dollars ($50,000) as of commencement of distribution, such amount shall be paid in substantially equal annual installments over a period of up to twenty (20) years. Notwithstanding the foregoing, the Distributable Amount credited to a Future Date Account established after the 2020 Plan Year shall be paid to the Participant in a single lump sum on the Payment Date following the Participant’s Separation from Service unless the aggregate balance of all of the Participant’s Accounts established after the 2020 Plan Year is at least fifty thousand dollars ($50,000) in value as of the commencement of distributions from the Participant’s Future Date Account, regardless of whether the Participant elected to receive such benefits in substantially equal annual installments. For Accounts established after 2020, the amount of any distributions of Accounts established after 2020 that are made in Plan Years prior to the date elected by the Participant for the commencement of payment from the Future Date Account will not be included when determining whether the aggregate balances in the Participant’s Accounts exceeded $50,000 as of the commencement of distributions. Notwithstanding the foregoing, in the event that amounts are mistakenly credited to a Future Date Account having no Future Date or a noncompliant commencement date, payments from such Account shall commence on Separation from Service and shall be distributed in the form of a single lump sum. A Participant may only delay and/or change the form of a Future Date Distribution, provided such change complies with Section 3.3.2.
a.Death and Disability Benefits. In the event of the Participant’s death or Disability prior to the commencement of, or the complete payment of, all benefits payable under the Plan, the Employer shall pay to the Participant or the Participant’s Beneficiary, as applicable, a benefit equal to the Distributable Amount of all of the Participant’s Accounts (other than a Rollover Account) in the form of a single lump sum payable at the end of the fifteenth (15th) month commencing after the month in which such event occurs, unless the Participant or Beneficiary, as applicable, makes a timely election during the first three (3) months following the event in compliance with Section 3.3.2 to receive the benefits over a period of up to fifteen (15) years in substantially equal annual installments.
b.Small Benefit Distribution. Notwithstanding the foregoing, in the event the sum of all benefits payable to the Participant from all of the Participant’s Accounts at the time of the Participant’s Separation from Service (and all other amounts payable to the Participant under other arrangements which are aggregated with this Plan under Section Code 409A) is less than the applicable dollar amount under Code Section 402(g)(1)(B) for the calendar year of payment, the Administrative Committee may, in its complete and sole discretion, pay all benefits to the Participant under the Plan in a single lump sum on the Payment Date following Separation from Service, subject to compliance with all requirements of Code Section 409A.
c.Distribution on Change in Control. If a Change in Control occurs before the applicable Account (other than a Rollover Account) has been fully distributed, the remaining balance of such Account shall be distributed in the form of a single lump sum payable at the end of the fifteenth (15th) month following the month in which such Change in Control occurs, unless the Participant makes a timely election during the first three (3) months following the Change in Control in compliance with Section 3.3.2 to delay commencement of benefits from such Account by a minimum of five (5) years and to receive the benefits in the form of a single lump sum or over a period of up to fifteen (15) years in substantially equal annual installments.
d.Hardship Distribution. Upon a finding that the Participant has suffered an Unforeseeable Emergency, subject to compliance with Code Section 409A, the Administrative Committee may, at the request of the Participant, approve a complete cessation of current deferrals under the Plan or accelerate distribution of benefits in the amount reasonably necessary to alleviate such financial hardship. The request to take a Hardship Distribution shall be made in the form and manner specified by the Administrative Committee. The amount distributed pursuant to this Section with respect to an Unforeseeable Emergency shall not exceed the amount necessary to satisfy such financial emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan. The amount determined by the Administrative Committee as a Hardship Distribution shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution election is made and approved by the Administrative Committee.
e.Designated Payment Date. Notwithstanding any contrary Plan provision, in accordance with Treasury Regulation Section 1.409A-3(d), a payment will be treated as made upon the date specified under the Plan (the “Designated Payment Date”) if the payment is made (a) at such date or a later date within the same taxable year of the applicable Participant or, if later, by the fifteenth (15th) day of the third calendar month following the Designated Payment Date, or no earlier than thirty (30) days before the Designated Payment Date, and (b) the Participant is not permitted, directly or indirectly, to designate the taxable year of any payment.
ARTICLE 6.
Payee Designations and Limitations
a.Beneficiaries. Each Participant may, pursuant to such procedures as the Administrative Committee may specify, designate one or more Beneficiaries to whom payment under the Plan shall be made in the event of the Participant’s death.
i.Spousal Consent. If a Participant designates a person or entity other than or in addition to his or her legal spouse as a primary Beneficiary, the designation will be ineffective unless the Participant’s spouse consents to the designation. Any spousal consent required under this Section 6.1.1 will be ineffective unless it (a) is set forth in the form and manner specified in the discretion of the Administrative Committee, (b) acknowledges the effect of the Participant’s designation of another person or entity as his or her primary Beneficiary under the Plan, and (c) is signed by the spouse and witnessed by an authorized agent of the Administrative Committee or a notary public. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of the Administrative Committee that spousal consent may not be obtained because the spouse cannot be located, his or her designation will be effective without spousal consent. Any spousal consent required under this Section 6.1.1 will be valid only with respect to the spouse who signs the consent. A Participant may revoke his or her Beneficiary designation at any time, provided such revocation is made pursuant to such procedures as the Administrative Committee may specify, and regardless of his or her spouse’s previous consent to the Beneficiary designation being revoked, any such revoked designation shall be ineffective.
ii.Changes and Failed Designations. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in accordance with Section 6.1.1. Any designation will be effective only upon its receipt by the Administrative Committee or its designee in good form but shall cease to be effective when a revocation of that designation is received by the Administrative Committee or its designee. The last effective designation received by the Administrative Committee will supersede all prior designations. However, if a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, then the Administrative Committee shall direct the distribution of such benefits to the Participant’s surviving legal spouse, or, if the Participant is not survived by a legal spouse, to the Participant’s estate.
b.Payments to Minors. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead shall be paid (i) to that person’s living parent(s) to act as custodian, (ii) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (iii) if no parent of that person is then living and the Administrative Committee so determines, to a custodian selected by the Administrative Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Administrative Committee decides not to select a custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.
c.Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Administrative Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Administrative Committee may direct that such payment be made to any person found by the Administrative Committee, in its sole judgment, to have assumed the care and guardianship of such person. Any payment made pursuant to such determination shall constitute a full release and discharge of any and all liability of the Administrative Committee and the Company and each Participating Affiliate under the Plan.
d.Inability to Locate Payee. In the event that the Administrative Committee is unable to locate a Participant or Beneficiary within two (2) years following the scheduled Payment Date, the amount allocated to the Participant’s Account shall be forfeited. If, after such forfeiture, the Participant or Beneficiary later claims such benefit, such benefit shall be reinstated without interest or earnings.
ARTICLE 7.
Administration/Claims Procedures
a.Administration. The Plan shall be administered by the Administrative Committee consisting of (a) the Corporate Vice President, Global Rewards, of the Company (the “CVP Global Rewards”); (b) the Corporate Controller of the Company (or an employee of the Company or an Affiliate appointed by the Corporate Controller; and (c) the Corporate Treasurer of the Company (or an employee of the Company or an Affiliate appointed by the Corporate

Treasurer). The CVP Global Rewards also may appoint to Administrative Committee membership up to two additional employees of the Company or an Affiliate. The CVP Global Rewards shall chair the Administrative Committee. Any appointed member of the Committee may be removed by the applicable appointing authority at any time. The Administrative Committee shall have the exclusive right and full discretion (i) to appoint agents or other delegates to act on its behalf and to appoint the Global Rewards Department of the Company to act on its behalf in the day to day administration of the Plan, (ii) to interpret the Plan, (iii) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or omissions), (iv) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (v) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations by the Administrative Committee and its agents or other delegates with respect to any matter hereunder shall be final, conclusive and binding on all persons affected thereby and shall be given the maximum possible deference permitted by law. No member of the Administrative Committee or agent or other delegate thereof shall be liable for any determination, decision, or action made in good faith with respect to the Plan. Each of the Employers shall indemnify and hold harmless the members of the Administrative Committee from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons. Each decision of a majority of the members of the Administrative Committee then in office shall constitute the final and binding act of the Administrative Committee. The Administrative Committee may act with or without a meeting being called or held and shall keep minutes of all meetings held and a record of all actions taken. Except as otherwise specifically or generally directed by the Administrative Committee, any action of the Administrative Committee may be evidenced by a writing signed by any member thereof.
b.Claims Procedure. Any Participant, former Participant or Beneficiary who has a claim of any kind relating to the Plan must file such claim in writing with the Administrative Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Administrative Committee shall determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after receipt of the claim. If additional information is necessary to make a determination on a claim, the claimant shall be advised of the need for such additional information within forty-five (45) days after receipt of the claim. The claimant shall have up to one hundred and eighty (180) days to supplement the claim information, and the claimant shall be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred and eighty (180) day period. Notwithstanding the foregoing, if the claim relates to a disability determination (“Disability Claim”), the decision shall be rendered within forty-five (45) days after receipt of the claim, which may be extended twice by an additional thirty (30) days per extension for matters beyond the control of the Administrative Committee. The claimant will be notified in writing of any such extension(s) before the end of the applicable decision period, as well as the circumstances requiring the extension, the date by which a decision on the claim is expected to be rendered and such other information required by ERISA. Every claim for benefits which is denied shall be denied by written notice setting forth in a manner calculated to be understood by the claimant (i) the specific reason or reasons for the denial, (ii) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (iii) description of any additional material or information that is necessary to process the claim and an explanation of why such material or information is necessary, (iv) an explanation of the procedure for further reviewing the denial of the claim and shall include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review (or legal action in the case of a Disability Claim), and (v) such other information required by ERISA (including, in the case of a denial of a Disability Claim based on a lack of medical necessity or because of an experimental, investigational, or unproven treatment or similar exclusion, an explanation of the scientific or clinical judgment for the claim determination, applying the terms of the Plan to the claimant’s circumstances (or a statement that an explanation shall be provided free of charge upon request). For Disability Claims filed after April 1, 2018 (“New Disability Claims”), such notice shall also include: (a) a statement that, upon request and free of charge, the claimant shall be provided reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim; (b) either the specific internal rules, guidelines, protocols, standards, or other similar criteria relied upon in making the claim determination, or a statement that such rules, guidelines, protocols, standards, or similar criteria do not exist; and (c) if applicable, a discussion of the decision, including the basis for disagreeing with or not following (1) the views of health care professionals treating the claimant and vocational professionals who evaluated the claimant that were provided by the claimant, (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the claim denial, without regard to whether the advice was relied upon in making the denial, and (3) a disability determination regarding the claimant made by the Social Security Administration if provided by the claimant.
c.Review Procedures. A claimant or his/her authorized representative may appeal a denied claim under the Plan by filing a written request for review of such denial with the Administrative Committee within sixty (60) days after the receipt of the denial (one hundred and eighty (180) days in the case of a Disability Claim). Such review shall be undertaken by the Administrative Committee and shall be a full and fair review. The claimant or his/her authorized representative shall have the right to review all pertinent documents and to submit written comments, documents and other information relating to the claim. In addition, for Disability Claims, the following rules shall apply: (i) the claim review shall be made by a person different from the person who made the initial determination, and such person will not be the original decision-maker’s subordinate or afford deference to the initial claim denial; (ii) in the case of a claim denied on the grounds of a medical judgment, the Administrative Committee will consult with a health care professional with appropriate training and experience; (iii) the health care professional who is consulted on appeal shall not be the individual who was consulted during the initial determination or a subordinate of such person; and (iv) if the advice of a medical or vocational expert was obtained by the Plan in connection with the denial of a claim, the Administrative Committee shall provide the claimant with the names of each such expert, regardless of whether the advice was relied upon. Effective for New Disability Claims, before the Administrative Committee may issue a denial on appeal, the Administrative Committee will provide the claimant, free of charge, with any new or additional evidence that was considered, relied upon, or generated in connection with the claim. In addition, before the Administrative Committee may issue a denial on appeal based on new or additional rationale, the Administrative Committee will provide the claimant, free of charge, with such rationale. The Administrative Committee will provide such evidence or rationale, as applicable, as soon as possible and sufficiently in advance of the date by which a response to the claimant’s appeal must be provided (as described above) in order to provide the claimant with a reasonable opportunity to respond prior to that date.

The Administrative Committee shall issue a decision not later than sixty (60) days after receipt of such request for review (forty-five (45) days in the case of a Disability Claim), unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision shall be rendered as soon as possible but not later than one hundred and twenty (120) days after receipt of the claimant’s request for review (ninety (90) days in the case of a Disability Claim). The claimant or his/her authorized representative will be notified in writing of any such extension before the end of the original 60-day review period (or 45-day review period in the case of a Disability Claim), as well as the circumstances requiring the extension, the date by which a decision is expected to be rendered and such other information required by ERISA. The decision on review shall be in writing and shall include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to the provisions of the Plan on which the decision is based and other information required by ERISA (including, in the case of a denial of a Disability Claim based on a lack of medical necessity or because of an experimental, investigational, or unproven treatment or similar exclusion, an explanation of the scientific or clinical judgment for the claim determination, applying the terms of the Plan to the claimant’s circumstances (or a statement that an explanation shall be provided free of charge upon request)), as well as an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review (or legal action in the case of a Disability claim) including, for New Disability Claims, the applicable time limits for doing so and the calendar date on which the time limit expires). For New Disability Claims, such written decision on review shall also include: (a) either the specific internal rules, guidelines, protocols, standards, or other similar criteria relied upon in making the adverse determination, or a statement that such rules, guidelines, protocols, standards, or similar criteria do not exist; and (b) if applicable, a discussion of the decision, including the basis for disagreeing with or not following (1) the views of health care professionals treating the claimant and vocational professionals who evaluated the claimant that were provided by the claimant, (2) the views of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the denial, without regard to whether the advice was relied upon in making the denial, and (3) a disability determination regarding the Participant made by the Social Security Administration if provided by the Claimant.
d.Exhaustion of Plan’s Claims and Review Procedures Required; Limitations on Any Legal Actions. The Plan’s claims and appeal procedures described above must be exhausted with respect to any claim of any kind relating to the Plan (unless a court determines, pursuant to Department of Labor Regulation Section 2560.503-1(l)(2), that the Plan’s claims and appeal procedures were not followed with respect to New Disability Claims and should be deemed exhausted). If any legal action is permitted to be filed with respect to a Disability Claim under the Plan, such action must be brought by the claimant no later than one (1) year after the Administrative Committee’s denial of the claim on review, regardless of any state or federal statutes establishing provisions relating to limitations on actions.
ARTICLE 8.
Conditions Related to Benefits
a.Nonassignability. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by any person, at any time, or to any person whatsoever. Those benefits shall be exempt from the claims of creditors or other claimants of the Participant or Beneficiary and from all orders, decrees, levies, garnishments or executions to the fullest extent allowed by law. Notwithstanding the foregoing, the Administrative Committee may establish procedures whereby some or all of one or more of a Participant’s Account balances may be accelerated and/or paid to an alternative payee pursuant to a domestic relations order which complies with the requirements of Treasury Regulation Section 1.409A-3(j)(4)(ii).
b.No Right to Company or Employer Assets. The benefits paid under the Plan shall be paid from the general funds of the Employer or the Company, and the Participant and any Beneficiary shall be no more than unsecured general creditors of the Employer or the Company with no special or prior right to any assets of the Employer or the Company for payment of any obligations hereunder.
c.Protective Provisions. The Participant shall cooperate with the Administrative Committee by furnishing any and all information requested by the Administrative Committee, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrative Committee may deem necessary, consenting to insurance coverage and taking such other actions as may be requested by the Administrative Committee. If the Participant refuses to so cooperate, the Employer and the Company shall have no further obligation to the Participant under the Plan.
d.Compliance with Securities Laws. All payments scheduled to be made under the Plan shall comply with all applicable securities laws and may be delayed if the Administrative Committee reasonably believes that making the payment will violate any federal or state securities laws, subject to compliance with all applicable laws. Any such delayed payment will be made at the earliest date at which the Administrative Committee reasonably anticipates that the making of the payment will not cause such violation. For this purpose, the making of a payment under the Plan that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code will not be treated as a violation of applicable law.
e.Withholding. The Participant shall make appropriate arrangements with the Administrative Committee for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the deferral, crediting, vesting or payment of benefits under the Plan. The Company intends to deduct from each payment made under the Plan or any other compensation (including Company Contributions) payable to the Participant (or Beneficiary) all applicable taxes required to be withheld in respect of such payment or this Plan. The Employer shall have the right to reduce any payment (or other compensation) by the amount of cash sufficient to provide the amount of said taxes.
f.Receipt or Release. Any payment made in good faith to a Participant or the Participant’s Beneficiary shall, to the extent thereof, be in full satisfaction of all claims against the HRCC, the Administrative Committee, their members and the Company and each Participating Affiliate. The Administrative Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.
g.Trust. The Company ultimately shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for the payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the creditors of the Company (or Employer). Neither such trust or trusts, nor the assets thereof, however, shall be located outside of the United States. Benefits paid to the Participant (or his or her Beneficiary) from any such trust or trusts shall be considered paid by the Company (or Employer) for purposes of meeting the obligations of the Company (or Employer) under the Plan.
h.No Guarantee of Tax Consequences. Notwithstanding any contrary Plan provision, Participants (or their Beneficiaries) solely shall be responsible for all taxes and any other costs owed by them with respect to any deferrals or payments made under the Plan. The HRCC, the Administrative Committee, the Company and the other Employers make no guarantees regarding the tax treatment to any person of any deferrals or payments made under the Plan. Moreover, in no event will any Employer reimburse or pay any Participant or Beneficiary for any taxes or other costs incurred as a result of participation in the Plan.
ARTICLE 9.
Miscellaneous
a.Amendment or Termination of Plan. The HRCC (or its authorized delegate) may, at any time amend or terminate the Plan, except that no such amendment or termination may reduce a Participant’s Account balances, reduce or delay the vesting of a Participant’s Accounts or change the timing of payments except to the extent specifically permitted under Code Section 409A. If the Plan is terminated, no further amounts shall be deferred hereunder, and amounts previously deferred or contributed to the Plan shall be fully vested and shall be paid in accordance with the provisions of the Plan as scheduled prior to the Plan termination. Notwithstanding the foregoing, the HRCC may, in its complete and sole discretion, accelerate distributions under the Plan, whether upon termination of the Plan or otherwise, under any circumstances specifically authorized under Code Section 409A and applicable authorities not resulting in the imposition of additional Code Section 409A taxes or penalties.
b.Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error shall be corrected on the next statement following the date such error is discovered. In the event of an error in deferral amount, the error shall be corrected as soon as administratively practicable after discovery; (i) in the case of an excess deferral, by distribution of the excess amount to the Participant, or, (ii) in the case of an under deferral, by reduction of other compensation payable to the Participant in compliance with all requirements of Code Section 409A. In the event of an error in a distribution, the over or under payment shall be corrected by payment to or collection from the Participant consistent with the requirements of, or correction procedures established under, Code Section 409A, as soon as administratively practicable after the discovery of such error. In the event of an overpayment, the Administrative Committee may, at its discretion, offset other amounts payable to the Participant from the Employer (including but not limited to salary, bonuses, expense reimbursements, severance benefits or other employee compensation benefit arrangements, as allowed by law and subject to compliance with Code Section 409A) to recoup the amount of such overpayment(s).
c.Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or for services, or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Company or any Participating Affiliate.
d.Successors of the Employer. The rights and obligations of each Employer under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the applicable Employer.
e.Notice. Any notice or filing required or permitted to be given to the Company or the Participant under the Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail to, in the case of the Company, the principal office of the Company, directed to the attention of the Administrative Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Administrative Committee.
f.Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
g.Gender, Singular and Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

h.Validity. In the event any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.
i.Waiver of Breach. The waiver by the Company or Employer of any breach of any provision of the Plan shall not operate or be construed as a waiver of any subsequent breach by that Participant or any other Participant.
j.Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. In the event any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision shall be governed by the laws of the State of California (other than its conflict of laws provisions).
k.Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan (other than a Disability Claim to the extent binding arbitration is prohibited by ERISA) that is not resolved by the claims and review procedures under this Plan shall be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration shall be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event shall a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators shall be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and shall award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.
l.Code Section 457A. Notwithstanding any contrary Plan provision, if the Administrative Committee determines that any deferred amount under the Plan is includible in a Participant’s income under Code Section 457A and applicable guidance thereunder, such amount shall be paid to the Participant in a lump sum in the Participant’s taxable year of such inclusion to the extent permitted under Code Section 409A and applicable guidance thereunder, including, but not limited to, Q&A 26 of IRS Notice 2009-8.
APPLIED MATERIALS, INC.

Date: December 18, 2020    /s/ Brit Wittman
Name: Brit Wittman
Title: Corporate Vice President, Global Rewards

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